Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Beyond, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Equity	Common Stock	457(o)
		Equity	Preferred Stock	457(o)
		Debt	Debt Securities	457(o)
		Other	Warrants	457(o)
		Other	Purchase Contracts	457(o)
		Other	Units	457(o)
Fees to be paid	(1)	Unallocated (Universal) Shelf		457(o)			$156,128,866	0.00015310	$23,903.33
Fees previously paid	(1)	Equity	Common Stock, $0.0001 par value per share	457(o)			$156,128,866	0.00014760	$23,044.63
		Total Offering Amounts					$156,128,866		$23,903.33
		Total Fees Previously Paid							$23,044.63
		Total Fee Offsets							—
		Net Fee Due							$858.70
________________

(1)
There are being registered hereunder an unspecified number or aggregate principal amount (as applicable) of the registrant’s common stock, preferred stock, debt securities, warrants, purchase contracts and units as may from time to time be offered at unspecified prices, with the maximum aggregate offering price of such securities not to exceed $156,128,866. In addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities. The shares of common stock and preferred stock being registered hereunder also include rights to acquire shares of common stock or preferred stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

The proposed maximum aggregate offering price of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

The maximum aggregate offering price indicated above is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.  No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or upon exercise of warrants registered hereunder.

The $156,128,866 of securities registered being registered hereunder includes $156,128,866 of common stock (the “Unsold Shares”) that remains available for issuance and sale under a Capital on DemandTM Sales Agreement by and between the registrant and JonesTrading Institutional Services LLC (the “Sales Agreement”). In connection with the prospectus supplement previously filed by the registrant on June 10, 2024, the registrant paid a registration fee of $29,520 related to the $200,000,000 of common stock initially available for issuance and sale under the Sales Agreement. The portion of such registration fee related to the Unsold Shares is being applied to the registrant’s total registration fee hereunder.